Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Thomas Cooke, CEO (713) 458-1560; or

Andrew Clifford, President (713) 458-1560; or Michael Aldridge, CFO (713) 458-1560

Website:

www•saratogaresources•com

SARATOGA RESOURCES, INC. PROVIDES OPERATIONS AND

FINANCIAL UPDATE

Houston, TX – December 20, 2012 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today provided an update on the status of previously announced operations for the remainder of 2012 as well as guidance with respect to certain anticipated year-end financial metrics.

With respect to the previously announced QQ-209 “Buddy” development well, Saratoga has contracted the Parker 50-B drilling rig, which is currently being mobilized to location, and plans to spud the well this Sunday, December 23. Drilling operations on the Buddy well are expected to be completed by year end.

With respect to the previously announced recompletion operations in Grand Bay Field, operations have been completed and  the Company has released the Moncla 118 workover rig. Operations on the MP-47 SL 195 QQ-24 well in Grand Bay Field consisted of a gravel-pack completion of the 29M sand while setting up the 20 sand as a future non gravel-pack completion.  The well is expected to be brought on production in the next week. On the GPLD A-191 well in Grand Bay Field, the Company performed diagnostic work and has set a retrievable plug to accommodate future operations pending evaluation of its alternatives to access the associated reserves.

The Company also announced that its projected full year 2012 Discretionary Cash Flow is estimated at $30 million, or approximately $1.00 per share, and that its projected year end cash balance is estimated to be in excess of $32 million.

Management Comments

Mr. Thomas F. Cooke, Chairman and Chief Executive Officer of Saratoga Resources, said, “We are pleased to announce that we have returned to executing our development plan with the recompletion of our MP-47 SL 195 QQ-24 well, which came in under budget and ahead of schedule, and the imminent spud of our QQ-209 “Buddy” development well.  In addition, the diagnostics performed on our GPLD A-191 are expected to allow us to develop an appropriate plan to maximize production from the well. As we bring the year to a close, we have returned production to normal operating levels after the shut-ins caused by Hurricane Isaac and once more building cash flow and our cash position.  While financial performance for the year and our financial position have been impacted by the effects of Hurricane Isaac, including deferral of production and associated revenues estimated to exceed $7 million and deferral of our  development plan and associated production and revenues, we are pleased with these anticipated results, all of which indicate that we are generating positive cash flow from operations and are well positioned to effect our 2013 business plan.”

Non-GAAP Financial Measures

Discretionary Cash Flow and Discretionary Cash Flow Per Share are non-GAAP financial measures.

Discretionary Cash Flow and Discretionary Cash Flow Per Share are supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities. Discretionary cash flow should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”). Discretionary cash flow excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s Discretionary Cash Flow or its Discretionary Cash Flow Per Share may not be comparable to similarly titled measures used by other companies.

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 32,119 gross/net acres, mostly held-by-production (all depths), currently located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths of less than 10 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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